EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES AUGUST CASH DISTRIBUTION

Fort Worth, Texas, August 21, 2017 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.006092 per unit, payable on September 15, 2017, to unitholders of record on August 31, 2017. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in June.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	1,186,000	40,000	$2.78
Prior Month	1,191,000	38,000	$2.85

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted budgeted development costs of $280,000, production expense of $1,400,000, overhead of $988,000 and recovered excess costs of $244,000 in determining the royalty payment to the Trust for the current month.

Development Costs

XTO Energy has advised the Trustee that due to increased non-operated development activity on properties underlying the Oklahoma net profits interests, it increased the monthly development cost deduction from $200,000 to $280,000 beginning with the August 2017 distribution. The monthly deduction is based on the current level of development expenditures, budgeted future development costs and cumulative actual costs under or over the previous deductions. XTO Energy has advised the Trustee that the development cost deduction will continue to be evaluated and revised as necessary.

Excess Costs

XTO Energy has advised the Trustee that improved gas prices in relation to costs resulted in the partial recovery of excess costs of $40,000 on properties underlying the Kansas net profits interests.

However, after the partial recovery there were no remaining proceeds from properties underlying the Kansas net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Kansas net profits interests after the current month’s distribution totaled $990,000, including accrued interest of $99,000.

XTO Energy has advised the Trustee that improved gas prices in relation to costs resulted in the partial recovery of excess costs of $203,000 on properties underlying the Wyoming net profits interests. However, after the partial recovery there were no remaining proceeds from properties underlying the Wyoming net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Wyoming net profits interests after the current month’s distribution totaled $265,000, including accrued interest of $71,000.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016.

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Contact:	Lee Ann Anderson Senior Vice President Southwest Bank, Trustee 855-588-7839